EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No. 33-56219, No. 333-49722, No. 333-70280, No. 333-102041, No. 333-114767, No. 333-156475 and No. 333-166426 on Form S-8, Registration Statements No. 333-97199, No. 333-156477 and No. 333-172389 and Amendment No. 1 to Registration Statement No. 333-123012 on Form S-3, and Registration Statement No. 333-172390 on Form S-4 of The New York Times Company of our reports dated February 23, 2012 with respect to the consolidated financial statements and schedule of The New York Times Company and the effectiveness of internal control over financial reporting of The New York Times Company, included in this Annual Report (Form 10-K) for the fiscal year ended December 25, 2011.

/s/ Ernst & Young LLP
New York, New York
February 23, 2012